Exhibit 10.27

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and effective as of August 11, 2021, between Modular Medical, Inc., a Nevada corporation (the “Company”), and Ellen (Lynn) O’Connor Vos (“Executive”) (each a “Party” and collectively the “Parties”).

WHEREAS, Executive has been retained as a Board Member of Company since on or about May 2021; and

WHEREAS, the Parties hereto deem it to be in their best interests to formalize their relationship and to enter into an employment agreement whereby the Company will employ Executive pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties agree as follows:

1.            Employment. Upon the terms and subject to the conditions contained in this Agreement, the Company hereby employs Executive as the Chief Executive Officer of the Company, with responsibility for overseeing and directing all operations of the Company, subject to the authority and directives of the Company’s Board of Directors (the “Board”). Executive shall diligently and conscientiously devote her substantial time and attention to the discharge of her duties as Chief Executive Officer.

1.1            Other Business Activities. Executive has disclosed to Company and Company acknowledges that Executive is currently involved in the other business activities described on Schedule 1.1 hereto (the “Disclosed Activities”). Company has determined that the Disclosed Activities do not currently conflict with the Company’s business plans or strategies, and Executive shall be permitted to continue to engage in the Disclosed Activities for the Term of this Agreement (as defined below); provided, however, that the Board and Executive agree to periodically mutually review the Disclosed Activities and assess the impact, if any, of such activities on Executive’s duties pursuant to this Agreement. Nothing in this Agreement shall prohibit Executive from serving as a director of or investor in other business enterprises or non-profit entities so long as such activities do not materially conflict with Executive’s duties hereunder. Executive has disclosed, and the Company expressly permits, her continued service as a consultant for Hill & Knowlton through the completion of the current project.

2.            Term. Subject to the severance provisions of Section 5 below, Executive’s employment with the Company shall initially be for a term of two (2) years beginning August 11, 2021 and ending August 10, 2023 (“Initial Term”) and shall thereafter automatically renew for one-year terms unless either party terminates the Agreement with 90 days prior written notice of termination before the end of the then current term (each additional one-year term a “Renewal Term” and the Initial Term with any Renewal Term[s] being collectively referred to herein as the “Term”). Executive will be given 90 days written notice if the Board plans not to renew the Term.

3.             Compensation.

(a)            Base Compensation. Executive shall be entitled to total base compensation of $300,000.00 annually, as follows: Executive shall receive a cash salary of $250,000.00 per year ($20,833.33 per month) (the “Cash Salary”), plus deferred salary of $50,000.00 per year (the “Deferred Salary” and together with the Cash Salary, Executive’s “Base Compensation”). The Deferred Salary shall accrue monthly, shall be fully vested and nonforfeitable, and shall be payable in full in cash upon the earliest of (i) the last day of Executive’s employment by the Company or (ii) a Change of Control, as determined under Section 6. The Cash Salary shall be payable less applicable deductions and withholding in normal installments and in accordance with the payroll practices of Company. Payment of the Deferred Salary shall be subject to applicable withholdings. Executive’s Base Compensation shall not be reduced without agreement of Executive. Notwithstanding the foregoing, upon the occurrence of a Change of Control or the registration of the Company’s shares on a national or international stock exchange, Executive’s Cash Salary shall be increased to at least $300,000 and no portion thereof shall be deferred.

(b)            Bonus. In addition to her Base Compensation, Executive shall receive an annual cash bonus with a target of $300,000.00 upon achievement of certain agreed upon goals as determined by Executive and the Company’s Board, which shall be deemed earned compensation as of December 31 of the calendar year to which the bonus applies. The bonus shall be payable upon the filing of the Company’s annual form 10-K with the U.S. Securities and Exchange Commission for the year earned but in no event later than December 31 of the year following the year for which the bonus is earned. At the Company’s option, up to one-half of the bonus may be paid in shares of the Company’s common stock, which shall be fully vested. Payment of the bonus shall be subject to applicable withholdings.

(c)            Stock Options. In addition to her Base Compensation, effective as of the Effective Date, Company shall grant Executive an option (the “Option”) to purchase up to a total of 1,087,354 shares of the Company’s common stock, at an exercise price equal to the fair market value of the shares as of the date of grant. Twenty percent (20%) of the Option shall vest after six months, and the remaining eighty percent (80%) of such shares shall become vested in equal monthly installments over the next forty-two (42) months on the corresponding day of each month. The foregoing notwithstanding, any unvested portion of the Option shall become fully vested upon a Change of Control. The Option shall be subject to such terms and conditions (including, without limitation, provisions in the Option award agreement relating to method of exercise and payment, withholding, adjustments in the case of changes in capital structure, nontransferability and rights of repurchase and first refusal) not inconsistent with the foregoing and in accordance with the Company’s 2017 Equity Incentive Plan (the “Plan”), as may be determined by the Company’s Board in its sole discretion; provided, however, that Executive shall have not less than 30 days after termination of employment in which to exercise any options provided by the Option and provided, further, that Executive shall be entitled to elect to have shares withheld to satisfy the statutory minimum tax withholding obligations. The general terms and conditions of the Option shall be set forth in an agreement between the Company and Executive incorporating the provisions herein and such agreement shall evidence such grants. For the avoidance of doubt, the Option for 1,087,354 shares provided for herein is in addition to the options to purchase up to 50,000 shares previously awarded to Executive as a member of the Board (the “Director’s Option”). The 1,137,354 total shares subject to the Option and the Director’s Option is equal to five percent (5%) of the outstanding shares of common stock of the Company plus employee stock options as of the Effective Date.

(d)            Benefits. During the period of employment, the Company shall provide Executive with such employee benefits as are provided by the Company generally to its executive employees. In addition, Company shall provide Executive at Company’s expense, or shall reimburse Executive, for appropriate telecommunications and internet service and devices as needed for Executive to perform her duties pursuant to this Agreement. Executive shall receive four (4) weeks of paid vacation days per calendar year, which may be taken, in Executive’s discretion, subject to the reasonable needs of the Company.

(e)            Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable and necessary expenses incurred by her in connection with her employment and in accordance with Company policy, which requires reasonable evidence of expenditure. In addition, Company shall reimburse Executive for travel and temporary living expenses in San Diego County up to $30,000.00 per year during the Term of this Agreement.

4.             Insurance and Indemnification Agreement. The Company shall provide insurance coverage for Executive, as set forth below, in a reasonable amount to cover reasonable risks associated with her position and shall further indemnify, defend and hold Executive harmless from all liability in connection with her employment, excepting only liability arising out of those acts which would exclude her from coverage under the Company’s Directors and Officers (“D&O”) insurance policy. Executive and Company have previously entered into an Indemnity Agreement whereby Company agrees to indemnify Executive on the terms as set forth therein. In addition, Company shall obtain a D&O policy covering all officers and directors of the Company, including Executive, with coverage as determined by the Board of Directors.

5.             Termination of Employment. Executive and the Company acknowledge and agree that either party may terminate Executive’s employment at any time, for any reason or no reason, upon ninety (90) days written notice to the other party; provided, that the Company in its sole discretion may determine that Executive’s last day of work is either the date that Executive provides notice of the termination, or the date Company provides notice of termination, or on the date that is 90 days from the date of the notice of termination (the 90 day period from the notice being referred to as the “Notice Period”), or at any time during the Notice Period, but the effective date of any such termination shall be the last day of the Notice Period and in any event Executive shall be considered an employee through the last day of the Notice Period and therefore shall continue to receive all compensation and benefits to which she is entitled as an active employee; provided further, that a termination by the Company for Cause shall be effective immediately unless set forth otherwise in writing as determined by Company. Any termination shall be subject to the following provisions:

(a)           Certain Definitions. As used herein, the following terms shall have the following definitions:

(i)             Good Reason. For purposes of this Agreement, “Good Reason” means: (A) a material reduction or adverse change in Executive’s title, position, duties or compensation without Executive’s prior express written consent; (B) any change in reporting responsibilities other than to the Chairperson of the Company’s Board, (C) a relocation of Executive’s principal place of employment to a location more than thirty (30) miles from her then current location, other than requiring up to 40% of Executive’s working time in the Company’s San Diego office, (D) the Company’s assignment of its rights hereunder to any subsidiary or affiliate of the Company or a successor to all or substantially all of the Company’s business as part of a merger with, or acquisition of the Company by, another business entity, without Executive’s consent or (E) any other material breach by the Company of its obligations hereunder, which breach remains uncured for thirty (30) days following written notice to the Company of such breach, which notice specifies in reasonable detail the nature of such breach.

(ii)            Disability. For purposes of this Agreement “Disability” shall mean Executive’s complete inability to perform her duties as determined by the Executive’s physician, which inability continues for more than one hundred eighty (180) consecutive days; provided, however, that in the event any disability income policy maintained by the Company contains a definition of “permanent disability” which requires a greater period of continuous inability to perform services, such definition shall control.

(iii)           Cause. For the purposes of this Agreement, Cause shall mean: (i) Executive’s conviction of a felony or similar crime causing material harm to the standing and reputation of the Company; (ii) Executive’s dishonesty or fraud that causes material economic harm to the Company; (iii) Executive’s gross fiscal or fiduciary malfeasance. With respect to the above, if such basis for Cause is capable of cure, the Company shall give Executive written notice describing the issue and why it constitutes Cause and allow Executive a reasonable opportunity to remedy the situation, and only if Executive fails to cure shall there exist Cause.

(b)           Voluntary Termination. Executive may resign or otherwise terminate her employment at any time as set forth in Section 5 above. Any such resignation by Executive other than a resignation for Good Reason shall be a Voluntary Termination. Upon a Voluntary Termination, the Company shall pay Executive (i) her Base Compensation (including credit for Deferred Salary) through the period ending on the effective date of termination and (ii) all unpaid Deferred Salary earned through the last day of employment.

(c)           Severance. Company shall pay Executive a “Severance Payment” as set forth in the following circumstances:

(i)             Non-Renewal of the Initial Term or any Renewal Term. The Company’s failure to renew the Initial Term shall be treated as a termination without Cause as set forth in section (ii) below. The Company’s failure to renew any Renewal Term shall result in Executive’s entitlement to (A) any Base Compensation earned through the last date of employment, (B) all unpaid Deferred Salary earned through the last day of employment, and (C) any unpaid bonus.

(ii)            Termination by the Company Without Cause or by Executive With Good Reason other than in conjunction with a Change of Control. Except for a termination in conjunction with a Change of Control as set forth in Section 5(c)(v) below, if the Company terminates Executive’s employment without Cause, or Executive resigns with Good Reason, then Company shall Pay Executive (A) a lump sum cash Severance Payment equal to the Executive’s annual Base Compensation, (B) any awarded but unpaid cash bonus, (C) all unpaid Deferred Salary earned through the last day of employment; and (D) reimbursement for 12 months of the continuation of healthcare coverage pursuant to COBRA.

(iii)            Termination With Cause. In the event of a termination for Cause, the Company shall not be obligated to make any Severance Payment to Executive. Executive will be paid Base Compensation through the last day of employment, and all unpaid Deferred Salary earned through the last day of employment.

(iv)            Termination Due to Death/Disability. In the event of termination due to death or Disability, Executive or her legal representative shall be entitled to (A) any Base Compensation earned through the last date of employment, (B) all unpaid Deferred Salary earned through the last day of employment, and (C) any unpaid bonus. In addition, Executive will remain eligible for all applicable benefits relative to death or Disability pursuant to the plans and policies, if any, in place at the time.

(v)            Change of Control. Except for a termination for Cause, in the event of Executive’s termination by the Company Without Cause or Executive’s termination for Good Reason within six months before or 12 months after a Change of Control, as determined under Section 6(a), and in lieu of any other Severance Payment which may otherwise be due under Section 5(c), Executive shall be paid a lump sum cash Severance Payment equal to (A) two (2) times Executive’s then-current Base Compensation, (B) any Base Compensation and bonus earned but not already paid; and (D) reimbursement for 12 months for the continuation of healthcare coverage whether or not pursuant to COBRA. Any Options not already vested shall be fully vested. If the Company has repurchased any shares acquired by the Executive (whether or not pursuant to the Option Award) within six months before a Change of Control (or if she otherwise has been paid the value of such shares in connection with her termination of employment), the Company shall make an additional payment to her equal to any difference (but not less than zero) between the price paid for Executive’s shares and the value of the transaction consideration in the Change of Control.

6.             Change of Control.

(a)            Definition. For purposes of this Agreement, “Change of Control” means the removal of Executive as Chief Executive Officer as the result of the occurrence of any of the following events: (A) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert; (B) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than any then-currently existing shareholder as of the Change of Control date, becoming the “beneficial owner” (as defined in Rule 13d-3 under said act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities but in no event shall the completion of an offering (i) of the Company’s Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission in the Company’s initial public offering; or (ii) a private offering of shares of the capital stock of the Company constitute a Change of Control; or (C) a merger or consolidation of the Company with any other corporation or entity not affiliated with any currently existing shareholder, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

(b)            Acceleration of Options, Vesting. The Option granted in Section 3(c) herein shall become fully vested and immediately exercisable with respect to all of the shares subject to the Option upon the occurrence of a Change of Control.

7.             Confidential Information; Non-Hire; Non-Solicitation.

(a)            Confidential Information. Executive recognizes and acknowledges the competitive and proprietary aspects of the business of the Company, and that as a result of Executive’s employment, Executive recognizes and acknowledges that Executive has had and will continue to have access to, and has been and will continue to be involved in the development of, Confidential Information (as defined below) of the Company. As used herein, “Confidential Information” shall mean and include trade secrets, knowledge and other confidential information of the Company, which Executive has acquired, no matter from whom or on what matter such knowledge or information may have been acquired, heretofore or hereafter, concerning the content and details of the business of the Company, and which is not known to the general public, including but not limited to: confidential and proprietary information supplied to Executive with the legend “Confidential and Proprietary,” or equivalent, the Company’s marketing and customer support strategies, suppliers and customers, marketing and selling, business plans, licenses, the Company’s financial information, including sales, costs, profits, prices, pricing methods, budgets and unpublished financial statements, the Company’s internal organization, employee information obtained pursuant to Executive’s duties and responsibilities, information regarding the skills and compensation of other employees of the Company obtained pursuant to Executive’s duties and responsibilities and customer lists, the Company’s technology, including products, discoveries, inventions, research, experimental and development efforts, clinical studies, processes, hardware/software design and maintenance tools, samples, media and/or molecular structures (and procedures and formulations for producing any such samples, media and/or molecular structures), formulas, methods, know-how and show-how, designs, prototypes, plans for research and new products, and all derivatives, improvements and enhancements of any of the above and information of third parties as to which the Company has an obligation of confidentiality.

(i)             For as long as Executive is employed and at all times thereafter, Executive shall not, directly or indirectly, communicate, disclose or divulge to any person or entity, or use for Executive’s own benefit or the benefit of any person (other than the Company), any Confidential Information, except as permitted in subparagraph (iii) below. Upon termination of Executive’s employment, or at any other time at the request of the Company, Executive agrees to deliver promptly to the Company all Confidential Information, including, but not limited to, customer and supplier lists, files and records, in Executive’s possession or under Executive’s control. Executive further agrees that Executive will not make or retain any copies of any of the foregoing and will so represent to the Company upon termination of Executive’s employment.

(ii)            Executive shall disclose immediately to the Company any trade secrets or other Confidential Information conceived or developed by Executive at any time during Executive’s employment. Executive hereby assigns and agrees to assign to the Company Executive’s entire right, title and interest in and to all Confidential Information. Such assignment shall include, without limitation, the rights to obtain patent or copyright protection thereon in the United States and foreign countries. Executive agrees to provide all reasonable assistance to enable the Company to prepare and prosecute any application before any governmental agency for patent or copyright protection or any similar application with respect to any Confidential Information. Executive further agrees to execute all documents and assignments and to make all oaths necessary to vest ownership of such intellectual property rights in the Company, as the Company may request. These obligations shall apply whether or not the subject thereof was conceived or developed at the suggestion of the Company, and whether or not developed during regular hours of work or while on the premises of the Company.

(iii)           Except as set forth below, Executive shall at all times, both during and after termination of this Agreement by either Executive or the Company, maintain in confidence and shall not, without prior written consent of the Company, use, except in the course of performance of Executive’s duties for the Company or as required by legal process (provided that Executive will promptly notify the Company of such legal process except with respect to any confidential government investigation), disclose or give to others any Confidential Information. In the event Executive is questioned by anyone not employed by the Company or by an employee of or a consultant to the Company not authorized to receive such information, in regard to any such information or any other secret or confidential work of the Company, or concerning any fact or circumstance relating thereto, Executive will promptly notify the Company. Notwithstanding the foregoing, however, nothing in this Agreement or elsewhere prohibits Executive from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. Executive is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information Executive obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding Executive’s confidentiality and nondisclosure obligations, Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(b)          During the Term and for a one-year period commencing at the end of the Term and/or on the effective date of any termination in accordance with Section 5 or Section 6 if before the end of the Term, Executive covenants and agrees as follows:

(i)             Non-hire/non-solicitation of employees. Executive shall not hire any officer, director, executive or employee of the Company who is employed or otherwise engaged by the Company or has been employed or otherwise engaged by the Company during the previous 6 months, nor shall Executive solicit or attempt to solicit any such person to leave his or her employment or engagement with the Company.

(ii)             Customer non-interference/non-solicitation. Executive shall not, directly, or indirectly, interfere with any contract, relationship, potential contract or potential relationship between the Company and any customer, client, business or potential customer, client or business.

(iii)            Non- solicitation of suppliers. Executive also agrees and covenants that she shall not divert or attempt to divert from the Company, any Company supplier or vendor.

8.            Other Agreements. Executive represents and warrants that the execution and delivery of this Agreement and the performance of all the terms of this Agreement do not and will not breach any agreement to keep in confidence proprietary information acquired by Executive in confidence or trust. Executive has not entered into and shall not enter into any agreement, either written or oral, in conflict with this Agreement. Executive represents that she has not brought and will not bring with her to the Company or use at the Company any materials or documents of an employer or a former employer that are not generally available to the public unless express written authorization from such employer for their possession and use has been obtained. Executive further understands that she is not to breach any obligation of confidentiality that she has to any employer or former employer and agrees to fulfill all such obligations during the period of her affiliation with the Company.

9.            Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if (a) delivered personally or sent by telecopier, (b) sent by nationally-recognized overnight courier or (c) sent by certified mail, postage prepaid, return receipt requested, addressed as follows:

if to the Company, to:

Modular Medical, Inc.
16772 W. Bernardo Drive
San Diego, CA 92127
Attention: Chief Financial Officer

and if to Executive, to Executive’s address on the books or records of the Company, or to such other address as the Party to whom notice is to be given may have furnished to each other Party in writing in accordance herewith. Any such communication shall be deemed to have been given (i) when delivered if personally delivered or sent by facsimile transmission, (ii) on the Business Day (as hereinafter defined) after dispatch if sent by nationally-recognized, overnight courier and (iii) on the fifth Business Day after dispatch if sent by first class U.S. mail. As used herein, “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in California are not required to be open.

10.           Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties with respect thereto. This Agreement may be amended only by an agreement in writing signed by both parties hereto.

11.          Assignment Successors: Benefits of Agreement. This Agreement is personal in its nature and neither Party hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that the Company shall have the right to assign its rights hereunder to any subsidiary or affiliate of the Company or a successor to all or substantially all of the Company’s business as part of a merger with, or acquisition of the Company by, another business entity, but if the Company does not obtain Executive’s consent then such shall be deemed Good Reason as defined above. The provisions of this Agreement shall be binding upon and inure to the benefit of, as applicable, the respective heirs, executors, administrators and successors and permitted assigns of the parties hereto.

12.           Waiver of Breach. A waiver of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision, and any failure to enforce any provision hereof shall not operate as a waiver of such provision or of any other provision.

13.          Counterparts: Headings. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Headings said herein are for convenience of reference only and are not to affect the interpretation of this Agreement.

14.          Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

15.          Severability. In the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

16.          Remedies. Executive acknowledges and understands that the provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause the Company irreparable harm. In the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Company shall be entitled to apply for an injunction restraining her from such breach.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

EXECUTIVE	COMPANY

MODULAR MEDICAL, INC., a
Nevada corporation

/s/ Lynn Vos	By:	/s/ Paul M. DiPerna
Ellen (Lynn) O’Connor Vos		Paul M. DiPerna,
President